Exhibit 10.2

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”), is made as of September 10, 2018 (the “Effective Date”) by and between Insulet Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), and Patrick J. Sullivan (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company has employed the Executive as its Chairman and Chief Executive Officer, and as a member of the Board of Directors of the Company (the “Board”), pursuant to the terms of an Employment Agreement between the Company and the Executive dated as of September 16, 2014 (the “Employment Agreement”);

WHEREAS, the Board desires to appoint a new Chief Executive Officer of the Company, who would assume such position effective as of January 1, 2019 pursuant to a succession plan that was developed with the assistance of the Executive; and

WHEREAS, the Board and the Executive now desire to provide for the orderly transfer of the Executive’s duties and responsibilities as its Chief Executive Officer, and for his continued employment by the Company through the Retirement Date (as defined below), subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (collectively, the “Parties”) agree as follows:

1.            Definitions.   For purposes of this Agreement, “Retirement Date” means the earlier of (i) 11:59 p.m. on December 31, 2018, or (ii) the Executive’s termination of employment by reason of his death or Disability.  Other capitalized terms not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

2.            Retirement.  The Parties agree that, as of the Retirement Date, the Executive will be removed, and will not have any ongoing duties, as an officer of the Company or any of the Company’s subsidiaries or affiliates. Unless the Executive is terminated by the Company for Cause prior to the Retirement Date: (i) the Term shall expire at the close of business on the Retirement Date, and (ii) the Executive, by entering into this Agreement, hereby resigns from his employment with the Company and as a Class III director of the Company (including as Chairman of the Board), and from any other officer or director positions (or their equivalents) held at the Company’s subsidiaries or affiliates, in each case, as of the close of business on the Retirement Date.  The Parties acknowledge and agree that such resignation shall constitute a resignation for Good Reason under the Employment Agreement and for purposes of any other Company Arrangement (as defined below). The Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with any provision in this Agreement.

3.            Transition Assistance and Consulting.

(a)    After the Effective Date, and through the Retirement Date, the Executive shall continue to be the Chairman and Chief Executive Officer of the Company, and his duties shall include providing transition assistance to the Board and the incoming Chief Executive Officer of the Company.

(b)    For twelve months after the Retirement Date, the Executive shall be reasonably available for consultation and advice, pursuant to a mutually agreeable consulting arrangement to be entered into by the parties to the extent they deem it necessary or appropriate.

4.            Final Pay; Expense Reimbursement.  On the Company’s next regularly-scheduled payroll date following the Retirement Date, the Company shall pay the Executive his accrued but unpaid base salary, any accrued but unused vacation based on the Executive’s employment through the Retirement Date, and the Company shall thereafter provide any other or additional benefits due under the applicable terms of any applicable plan program, agreement, corporate governance document or other arrangement of the Company or its affiliates (collectively, the “Company Arrangements”). The Executive shall also be entitled to be reimbursed for his reasonable business expenses incurred through the Retirement Date in connection with his employment, subject to the Company’s policies and procedures with respect to expense reimbursement. In lieu of receiving any reimbursement for outplacement services as provided in Section 3(a)(v) of the Severance plan, the Executive shall also be promptly reimbursed for any and all expenses of counsel reasonably incurred by him in connection with the negotiation and implementation of this Agreement, in an amount up to $25,000 upon submission of appropriate supporting documentation.

5.            Severance Benefits.

(a)    Subject to the conditions described in Section 5(d) and Section 8 of this Agreement, the Company shall provide the Executive with the following (the “Severance Benefits”):

(i)            Salary Continuation:  Payment of $4,298,000 (which is equal to (2) times the sum of (x) the Executive’s annualized base salary, and (y) the higher of his annual target bonus (which is 100% of his annualized base salary) or his annual bonus for the 2017 calendar year), in substantially equal installments in accordance with the Company’s payroll practices over 24 months, beginning on the first payroll date that occurs 30 days after the Retirement Date; provided, however, if a Change in Control occurs before the Retirement Date, then such amount shall be paid in a cash lump sum on the first business day that occurs 30 days after the Retirement Date;

(ii)            Annual Bonus:  Payment of a full annual cash bonus for the 2018 calendar year, determined based on the degree to which the applicable Company-based performance metrics for year of termination are satisfied, and assuming target achievement of any performance metrics related to individual performance.  The 2018 Annual Bonus shall be paid as a cash lump sum at the same time as payments are made to other participants in the applicable cash incentive plan, but in no event later than March 15, 2019.

(iii)            Health and Dental Continuation:  The Company shall continue to provide health and dental insurance coverage to the Executive on the same terms and conditions for 24 months following the Retirement Date.

(iv)            Accelerated Vesting of Time-Based Equity Awards and Extension of Exercise Periods:  The Executive’s outstanding time-based vesting stock options (“Stock Options”) and time-based vesting restricted stock units (“RSUs”) shall become fully vested as of the Retirement Date, and notwithstanding anything to the contrary in the applicable agreement or plan document under which such Stock Options were granted, the Executive shall be able to exercise such Stock Options until the earlier of (i) three (3) years after the Retirement Date, and (ii) the original expiration date that would have applied if employment had continued (provided, however, that Executive shall not be entitled to exercise any such accelerated vesting Stock Options, or sell any such accelerated vesting RSUs, unless and until such time as the Release (as defined below) have been executed and delivered to the Company by the Executive and has become irrevocable); and

(v)            Vesting of Performance-Based Restricted Stock Units:  The Executive’s performance-based restricted stock units (“PSUs”) shall no longer be subject to any time-based vesting requirements (which shall be deemed to be satisfied at such time as the Release has been executed and delivered to the Company by the Executive and has become irrevocable), and shall continue to vest and pay based only on the applicable Company-based performance metrics provided in their applicable award agreements, as if the Executive’s employment had continued through any applicable payment dates.

(b)    The Parties acknowledge and agree that Exhibit A to this Agreement sets forth all of the Executive’s outstanding Stock Options, RSUs and PSUs as of the date of this Agreement. The Executive also acknowledges and agrees that the Executive remains subject to (and the awards listed on Exhibit A shall remain subject to) the Company’s Policy for Recoupment of Incentive Compensation, as in effect on the date hereof.

(c)    The Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due the Executive under this Agreement or otherwise on account of any remuneration or other benefit earned or received by the Executive after the Retirement Date.  Any amounts due under this Section 5 are considered to be reasonable by the Company and are not in the nature of a penalty.

(d)    The Executive shall not be entitled to the Severance Benefits unless (x) he has first executed and delivered to the Company, after the Retirement Date, a release of claims in substantially the form attached as Exhibit B to this Agreement (the “Release”) and (y) such Release has become irrevocable by him in accordance with its terms within 30 days following the Retirement Date. The Executive shall also not be entitled to the Severance Benefits if he materially violates the Restrictive Covenants (as described below), and, if curable, such violation remains uncured for 30 days after the Company provides written notice to the Executive of the events alleged to constitute such a violation.

6.            Restrictive Covenants.   The Executive acknowledges and agrees that Section 5(a)-(g) of the Company’s Amended and Restated Severance Plan, as amended through December 14, 2016, with respect to Confidentiality, Confidential Information, Documents, Records, etc., Noncompetition and Nonsolicitation, Litigation and Regulatory Cooperation, and Non-Disparagement (collectively, the “Restrictive Covenants”), and Injunction, are incorporated by reference into and are material terms of this Agreement; provided, however, that no violation of the Restrictive Covenants shall occur (A) by reason of any disclosure made (i) to the extent necessary to comply with any law, subpoena, governmental order or request or direction from a regulatory or self-regulatory organization with apparent jurisdiction, (ii) in any arbitration or proceeding to defend or enforce the Executive’s rights, or (iii) in confidence to an attorney or other financial advisor for the purpose of obtaining professional advice, or (B) by reason of the Executive retaining copies of documents pertaining to his personal entitlements, benefits, obligations and tax liabilities.  The Executive shall not be subject to any other post-employment restrictions that are more restrictive than the Restrictive Covenants.

7.            Representations.

(a)    The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company further represents that the members of the Board each are unaware of (i) any basis for the Company to assert claims against the Executive for any actions or omissions of the Executive on or prior to the date hereof or (ii) any basis for terminating the Executive’s employment for Cause.

(b)    The Executive represents and warrants that (i) to the best of his knowledge and belief, the execution, delivery and performance of this Agreement by him does not violate any law or regulation applicable to the Executive, (ii) the execution, delivery and performance of this Agreement by him does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which the Executive is a party or by which he is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.            Miscellaneous.

(a)    Incorporation of Employment Agreement.  The following provisions of the Employment Agreement shall be deemed to be incorporated into this Agreement as if set forth verbatim in this Agreement: Section 7 (relating to dispute resolution); Section 8 (relating to jurisdiction); Section 10 (relating to tax withholding); Section 11 (relating to successors to the Executive); Section 12 (relating to enforceability); Section 13 (relating to survival); Section 14 (relating to waivers); Section 15 (relating to notices); Section 16 (relating to amendments); Section 17 (relating to indemnity and liability insurance); Section 18 (relating to governing law); Section 19 (relating to counterparts); and Section 20 (relating to successors to the Company).

(b)    Inconsistencies.  In the event of any inconsistency between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

(c)    Headings.  The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d)            Section 409A.

(i)            Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(ii)            All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)            To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” However, the Executive shall not have any duties after his Retirement Date that are inconsistent with his having a “separation from service” on his Retirement Date. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(iv)            The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(v)            The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

Insulet Corporation

By: _/s/ Jessica Hopfield____________________
Name: Jessica Hopfield
Title: Lead Independent Director

The Executive

__/s/ Patrick J. Sullivan____________________
Patrick J. Sullivan

EXHIBIT A

OUTSTANDING EQUITY AWARDS

Exhibit A

Summary of Equity Compensation Awards

Time-Vesting Stock Options
			Number Vesting
	Exer.	Number	Between	Number Vesting
Grant Date	Price	Currently Vested	9/11/18 and 12/31/18	After 12/31/18

10/1/2014	$36.81	499,468	0	0

3/2/2015	$36.81	379,966	0	0

3/2/2015	$32.51	54,411	3,887	3,887

2/24/2016	$29.26	72,877	7,288	36,439

2/22/2017	$46.22	17,772	2,962	26,660

2/14/2018	$74.50	0	0	31,476

Time-Vesting RSUs

	Units	Stock Units Time	Stock Units
	Previously	Vesting Between	Time Vesting
Grant Date	Vested	9/11/18 and 12/31/18	After 12/31/18

3/2/2015	43,650	0	0

2/24/2016	28,480	0	14,240

2/22/2017	6,011	0	12,022

2/14/2018	0	0	12,081

Performance-Vesting RSUs (Performance Previously Determined)

	Units Previously	Stock Units Vesting
	Vested	Between	Stock Units Vesting
Grant Date	Pursuant to Award	9/11/18 and 12/31/18	After 12/31/18

4/1/2015	45,648	0	0

2/24/2016	51,266	0	51,264

Performance-Vesting RSUs (Performance To Be Determined)

Grant Date   PRSUs

2/22/17         32,4531

8/28/17         50,0002

2/14/18         36,2423

1 Shares may be earned based upon the achievement of the three-year cumulative revenue and cumulative gross profit targets for the fiscal years ending 12/31/2017, 12/31/2018, and 12/31/2019. The number shown illustrates target level achievement.
2 Shares may be earned based on achievement of performance metrics related to occurrence of direct operations and revenue objectives in Europe, and milestones related to Insulet’s U.S. manufacturing facility becoming operational in 2019.
3 Shares may be earned based upon the achievement of the three-year cumulative revenue and cumulative gross profit targets for the fiscal years ending 12/31/2018, 12/31/2019, and 12/31/2020. The number shown illustrates target level achievement.

EXHIBIT B

RELEASE OF CLAIMS

Do Not Sign This Release of Claims Prior to the Retirement Date

FOR AND IN CONSIDERATION OF the Severance Benefits described in Section 5 of the Retirement Agreement between Patrick J. Sullivan (hereinafter, “you” or “I”) and Insulet Corporation (“Insulet” or the “Company”) (the “Agreement”) into which this document is incorporated, which are conditioned on you signing, delivering and not revoking this Release of Claims (“Release”) to Keith Bilezerian, VP, Total Rewards/Interim Chief Human Resources Officer, Insulet Corporation, 600 Technology Park Drive, Suite 200, Billerica, MA, 01821, so that this Release has become irrevocable within 30 days following the Retirement Date, as defined in Section 1 of the Agreement, you agree as follows:

1.          Release: Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)  In exchange for the amounts, rights and benefits described in Section 5 of the Agreement (some of which are in addition to anything of value to which you are entitled under your Employment Agreement with the Company dated as of September 16, 2014 (the “Employment Agreement”)), you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that you have against the Company Releasees. Other than as provided in Sections 1(e) and 1(f) below, this means that by signing this Release, you are agreeing to forever waive, release and discharge any type of claim against the Company Releasees arising from conduct that occurred any time in the past and up to and through the date you sign this Release. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)  This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Release that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination.  By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as wrongful discharge, tortious interference with contractual or advantageous relations, misrepresentation and/or defamation); any claims for equity or employee benefits of any kind; or any other legally waivable statutory and/or common law claims.

(c)  For avoidance of doubt, by signing this Release you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 1(e) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (“Title VII”), The Americans With Disabilities Act (“ADA”), The ADA Amendments Act, The Equal Pay Act (“EPA”), The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), The Worker Adjustment and Retraining Notification Act (“WARN”), The Genetic Information Non- Discrimination Act (“GINA”), The Employee Retirement Income Security Act (“ERISA”), The Massachusetts Fair Employment Practices Act (M.G.L. ch. 151B), The Massachusetts Payment of Wages Law (M.G.L. ch. 149, § 148), The Massachusetts Overtime Law (M.G.L. ch. 151, § 1A), The Massachusetts Equal Rights Act, The Massachusetts Sick Leave law, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Earned Paid Sick Leave Law, The Massachusetts Civil Rights Act, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d)  You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes any wage and hour related claims under any state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

(e)  Notwithstanding the foregoing, nothing in this section or elsewhere in this Release (i) prevents you from filing a claim under the workers compensation or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Release under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; although, by signing this Release you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency (and not the Company) for information provided to the government agency; or (iv) limits, affects, or waives any of your rights under the Agreement.

(f)  Notwithstanding anything in this Release to the contrary, nothing in this section or elsewhere in this Release shall be construed as a waiver of any right you may have to indemnification or expense advancement under the by-laws of the Company or Section 17 of the Employment Agreement, or to any coverage provided by the Company’s Directors and Officers insurance, or to any other payments and benefits provided under (or preserved by) Sections 4 and 5 of the Agreement.

2.          Arbitration of Disputes: Any controversy or claim arising out of or relating to this Release or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This section shall be specifically enforceable.  Notwithstanding the foregoing, this section shall not preclude either you or the Company from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this section.

3.          Consent to Jurisdiction: To the extent that any court action is permitted consistent with or to enforce Section 2 of this Release, you and the Company hereby consent to the jurisdiction of the Superior Court of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

4.          Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a)      in consideration for the amounts and benefits described in Section 5 of the Agreement (some of which are in addition to anything of value to which you are entitled under the Employment Agreement), you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Release was executed;

(b)      you understand that rights or claims under the ADEA which may arise after the date this Release is executed are not waived by you;

(c)      you have carefully read and fully understand all of the provisions of this Release, and you knowingly and voluntarily agree to all of the terms set forth in this Release; and

(d)      in entering into this Release you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in the Agreement.

5.          Period for Review and Consideration of Agreement:

(a)      You acknowledge that you have at least twenty-one (21) days to review this Release and consider its terms before signing it and delivering it to the Company.

(b)      The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release.

6.          Representations and Warranties:  You represent that you have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency that involves you or any of the Company Releasees. You affirm that you have given the Company oral and/or written notice of any and all concerns that you may have regarding suspected ethical or compliance issues or violations on the part of the Company, any of the Company Releasees or you. You also affirm that you have no known workplace injuries or occupational diseases, and you have been provided and/or have not been denied any leave or accommodation under applicable leave and/or disabilities laws.  You acknowledge and represent that you have received from the Company any and all payments due you through the date of your execution of this Release, including, without limitation, wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums, other than as expressly provided for in the Agreement.  You warrant and represent to the Company that you have not assigned or transferred, or purported to assign or transfer to any person or entity any matter included in the release in Section 1, above, or any part or portion thereof, and you agree to indemnify and hold harmless the Company from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense (including payment of attorney’s fees and costs actually incurred, whether or not litigation is commenced), lien, action, and cause of action, based on, in connection with, or arising out of any such assignment or transfer, or purported assignment or transfer.

7.          Revocation Right:  You may revoke this Release for a period of seven (7) days after signing it and delivering it to the Company.  In order to revoke this Release, you must submit a written notice of revocation to David Colleran, Secretary and General Counsel, Insulet Corporation, 600 Technology Park Drive, Suite 200, Billerica, MA, 01821, dcolleran@insulet.com.  This written notice may be sent by mail, overnight mail, email or hand-delivery but must be received by the Company no later than 11:59 p.m. on the seventh day.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:
	Patrick J. Sullivan	Date Signed